Exhibit 99.1

INFORMATION
FOR IMMEDIATE RELEASE
Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105
For Further Information Call
John Hastings
314-863-1100

FURNITURE BRANDS INTERNATIONAL REPORTS
2010 SECOND QUARTER FINANCIAL RESULTS
•	Net sales of $289 million, up slightly from the second quarter of 2009
•	Net income of $4.2 million compared to a loss of $16 million in second quarter of 2009
•	Gross margin of 25.7% compared to 21.4% in second quarter of 2009
•	Net cash* position of $26 million
St. Louis, Missouri, August 4, 2010 — Furniture Brands International (NYSE: FBN) announced today its financial results for the second quarter and six months ended June 30, 2010.
Net sales for the 2010 second quarter were $289.5 million compared to net sales of $288.3 million in the second quarter of 2009. Net sales for the second quarter of 2010 reflect a net decrease of $12 million from the 2009 quarter in the company’s ready-to-assemble business as a result of the company exiting two unprofitable lines of business. For the 2010 second quarter, Furniture Brands reported net income of $4.2 million, or $0.09 per diluted share, compared to a loss of $16 million, or $0.33 per diluted share, in the second quarter of 2009. Gross margin for the second quarter of 2010 was 25.7% compared to 21.4% in the second quarter of 2009.
For the six months ended June 30, 2010, the company reported net sales of $611.9 million and net income of $7.7 million, or $0.16 per diluted share, compared to net sales of $645.1 million and a net loss of $20.2 million, or $0.42 per diluted share, for the six months ended June 30, 2009. Results for all periods include selected items that are detailed in a table attached to this press release.
At June 30, 2010, the company had a net cash* position of $26 million compared to net debt* of $52 million at June 30, 2009. The company also anticipates receiving an approximately $7 million federal tax refund during the fourth quarter of 2010. The refund is primarily the result of contributions of common stock to the company’s pension plan during the second quarter of 2010 which allowed the company to utilize remaining tax loss carry back capacity from previous tax years and record a related net tax benefit of approximately $4.8 million in the quarter.
“Furniture Brands’ ongoing efforts to reposition the company delivered solid year-over-year gross margin improvement for the second straight quarter. We have ongoing initiatives in place to drive profitable sales as we eliminate costs from our operations and reduce our break-even point. These are essential elements of our business strategy and will help us become a stronger company in the future,” said Chairman and Chief Executive Officer Ralph P. Scozzafava. “The underpinnings of the solid financial performance of the first quarter of 2010 — historically the company’s highest quarter for net sales — remain in place. Gross margin of 25.7% for the second quarter is the highest level for that quarter since 2002,” Mr. Scozzafava said.
“The strong performance in gross margin is being driven by several factors — 45 of our 55 production lines have been converted to a cellular manufacturing design, domestic distribution and transportation costs are being reduced while we’re improving customer service to our dealers, and our lean implementation is yielding a more competitive cost structure as well as delivering stronger quality performance in our factories. We have also vastly improved safety in all of our facilities, which is lowering our workers compensation costs while the benefits to our people are tremendous,” Mr. Scozzafava said.
Second-quarter 2010 retail sales at the 71 company-owned stores and showrooms totaled $36.4 million with a gross margin of 41.7% compared to sales of $29.8 million and gross margin of 39.3% at the 69 stores and showrooms the company owned during the second quarter of 2009. Second-quarter 2010 same-store sales at the 40 Thomasville stores that the company has owned for more than 15 months showed an increase of 21% from the second quarter of 2009.
“The steady improvement in our Thomasville same-store sales performance illustrates the power of the Thomasville brand with consumers and the benefits of a well-managed retail operation. We continue to leverage and share our retail selling insights with our independent Thomasville dealers and also with our Lane and Broyhill retail partners. Sharing knowledge and best practices is a key step in gaining additional floor placements and improving product sell-through,” Mr. Scozzafava said.
Selling, general, and administrative costs for the 2010 second quarter totaled $75.2 million compared to $76 million in the second quarter of 2009. SG&A for both quarters includes selected items that are detailed in a table attached to this press release.
“The entire Furniture Brands organization has made remarkable strides in strengthening our balance sheet and creating a platform that can be leveraged to deliver profitable growth. We are also getting better and better at uncovering and eliminating unnecessary administrative costs. Any expense that does not help drive top-line sales growth is subject to rigorous review, and every Furniture Brands associate has an incentive to improve our profit performance. Lowering back-office costs frees up capital that will be invested in our brands through new product innovation, advertising, national promotions, and events that drive traffic to our dealers. Over time, this investment will fuel the consumer demand that drives incremental sales and profitability into our highly scalable operating model,” Mr. Scozzafava said.
Mr. Scozzafava continued, “We know that driving our top-line sales performance is the critical next step in moving our company forward. We are excited about our new product introductions and innovative marketing programs that our brands are using to grow their business. Broyhill has developed a partnership with the Make-a-Wish Foundation that helps our dealers raise their visibility in their communities and drive more traffic into their stores. Lane is expanding its successful mobile showroom tour this fall to include more college football and NASCAR destinations along with an expanded schedule of dealer visits. Thomasville will host in-store promotional events every month for the rest of 2010 while increasing its national TV campaign. Everything we do is designed to leverage the power of our brands and drive traffic to our dealers.”

Upcoming Investor Event
A conference call will be held to discuss second quarter results at 7:30 a.m. (Central Time) on August 5, 2010. The call can be accessed in Upcoming Investor Events on the company’s website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is one of the world’s leading designers, manufacturers, sourcers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
* Non-U.S. GAAP Financial Measures
We provide certain non-U.S. GAAP financial measures to supplement our U.S. GAAP disclosures. The company believes that these measures are helpful to investors in assessing the ongoing performance of its underlying businesses before the impact of selected items. We do not, and do not suggest investors should, consider such non-U.S. GAAP financial measures in isolation from, or as a substitute for, U.S. GAAP financial information. These non-U.S. GAAP financial measures may not be consistent with presentations made by other companies. A reconciliation of each non-U.S. GAAP measure to the most closely applicable U.S. GAAP financial measure appears at the end of this press release.
Adjusted gross margin and adjusted SG&A exclude certain costs that have been reduced or that we believe may be significantly reduced or eliminated in the future due to specific actions taken by management. Management uses these measures to manage and evaluate our business operations and financial performance, because these costs are not characteristic of typical industry conditions and management expects that these costs may not have the same financial impact on our future financial results. Discussions in this press release focused on reported gross margin and reported SG&A because the difference between reported and adjusted measures was negligible. The company intends to continue to provide these non-U.S. GAAP measures and will refer to them in future press releases when their use will assist the reader in better understanding our business operations and financial performance.
Management measures net debt and net cash and changes in net debt and net cash to assess the degree of debt held by the Company and to monitor our ability to manage our debt position. We present net debt and net cash as total long-term debt, less cash and cash equivalents. While we believe this non-U.S. GAAP information is useful, our calculation of net debt excludes other assets and liabilities which we consider, and suggest investors consider, in assessing our financial condition and liquidity position.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and

Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned,” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net sales	$289,463	$288,263	$611,854	$645,134
Cost of sales	215,072	226,635	453,014	503,165

Gross profit	74,391	61,628	158,840	141,969
Selling, general & administrative expenses	75,166	76,015	155,030	159,229

Earnings (loss) from operations	(775)	(14,387)	3,810	(17,260)
Interest expense	734	1,512	1,578	3,300
Other income, net	462	761	741	1,687

Earnings (loss) before income tax expense (benefit)	(1,047)	(15,138)	2,973	(18,873)
Income tax expense (benefit)	(5,295)	855	(4,772)	1,296

Net earnings (loss)	$4,248	$(15,993)	$7,745	$(20,169)

Net earnings (loss) per common share:
Basic	$0.09	$(0.33)	$0.16	$(0.42)
Diluted	$0.09	$(0.33)	$0.16	$(0.42)

Weighted average common shares outstanding:
Basic	49,350	48,282	48,826	48,301
Diluted	49,414	48,282	48,828	48,301

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$102,790	$83,872
Receivables, less allowances of $15,680 ($26,225 at December 31, 2009)	121,639	125,513
Income tax refund receivable	6,983	58,976
Inventories	251,454	226,078
Prepaid expenses and other current assets	9,476	9,274

Total current assets	492,342	503,713

Property, plant and equipment, net	127,693	134,352
Trade names	87,608	87,608
Other assets	38,694	32,432

	$746,337	$758,105

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt (1)	$77,000	$17,000
Accounts payable	89,894	83,813
Accrued expenses	73,341	75,948

Total current liabilities	240,235	176,761

Long-term debt	—	78,000
Deferred income taxes	25,217	25,737
Pension liability	113,545	135,557
Other long-term liabilities	75,209	79,259

Shareholders’ equity	292,131	262,791

	$746,337	$758,105

(1)	The company has obtained a waiver from its requirement to provide a representation concerning the underfunded status of its pension plan to the financial institutions from which it obtained its asset-based loan (“ABL”). Absent this waiver, the company would not have been able to satisfy this requirement at June 30, 2010. The waiver expires upon the earlier of January 1, 2011 or such date that the pension relief, under the Worker, Retiree, and Employer Recovery Act of 2008, signed into law on December 23, 2008, ceases to be applicable to the company’s plan. Because the waiver expires within a period less than one year from the balance sheet date, the company has classified all amounts outstanding under the ABL to current maturities as of June 30, 2010. Several events could result in all or a portion of the company’s outstanding debt being reclassified to long-term, including: the pension underfunded amount is reduced to less than $50.0 million, the waiver is extended to a period greater than one year from the balance sheet the terms of the ABL are modified to remove the representation requirement, or the outstanding debt is repaid.

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Six Months Ended
	June 30,	June 30,
	2010	2009
Cash flows from operating activities:
Net earnings (loss)	$7,745	$(20,169)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	12,025	12,675
Compensation expense related to stock option grants and restricted stock awards	893	(1,414)
Provision (benefit) for deferred income taxes	(520)	717
Other, net	(1,978)	(1,639)
Changes in operating assets and liabilities:
Accounts receivable	3,874	40,947
Income tax refund receivable	51,993	35,808
Inventories	(25,376)	45,069
Prepaid expenses and other assets	(808)	(2,527)
Accounts payable and other accrued expenses	3,472	(62,771)
Other long-term liabilities	(5,013)	(11,159)

Net cash provided by operating activities	46,307	35,537

Cash flows from investing activities:
Proceeds from the disposal of assets	2,050	2,159
Additions to property, plant, equipment and software	(11,371)	(6,003)

Net cash used in investing activities	(9,321)	(3,844)

Cash flows from financing activities:
Payments of long-term debt	(18,000)	(61,000)
Other	(68)	(10)

Net cash used in financing activities	(18,068)	(61,010)

Net increase (decrease) in cash and cash equivalents	18,918	(29,317)
Cash and cash equivalents at beginning of period	83,872	106,580

Cash and cash equivalents at end of period	$102,790	$77,263

Supplemental disclosure:
Cash refunds for income taxes, net	$(56,488)	$(35,224)

Cash payments for interest expense	$1,434	$3,686

FURNITURE BRANDS INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP ITEMS AND SUPPLEMENTAL INFORMATION
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net sales	$289,463	$288,263	$611,854	$645,134

Cost of sales (GAAP basis)	215,072	226,635	453,014	503,165
Less selected items included in cost of sales:
Severance charges	—	1,788	33	2,206
Factory downtime costs	2,399	3,427	3,464	5,713

	2,399	5,215	3,497	7,919

Adjusted cost of sales (non-GAAP)	212,673	221,420	449,517	495,246

Adjusted gross profit (non-GAAP)	76,790	66,843	162,337	149,888

Adjusted gross margin (non-GAAP)	26.5%	23.2%	26.5%	23.2%

Selling, general & administrative expenses (GAAP basis)	75,166	76,015	155,030	159,229
Less selected items included in selling, general and administrative expenses:
Property dispositions and other restructuring charges	2,142	(51)	2,637	(51)
Closed store expense	988	610	1,920	2,005
International trade compliance matters	(4,105)	—	(4,105)	—

	(975)	559	452	1,954

Adjusted selling, general and administrative expenses (non-GAAP)	76,141	75,456	154,578	157,275

Adjusted earnings (loss) from operations (non-GAAP)	$649	$(8,613)	$7,759	$(7,387)

Valuation allowance increase/(decrease) — included in income tax expense (benefit)	$(4,833)	$6,104	$(6,130)	$7,207

	June 30,	June 30,
	2010	2009
Cash and cash equivalents	$102,790	$77,263
Debt	77,000	129,000

Net cash/(debt)	$25,790	$(51,737)

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net sales	$26,373	$19,536	$10,049	$10,247
Cost of sales	14,810	11,375	6,428	6,716

Gross profit	11,563	8,161	3,621	3,531
Selling, general & administrative expenses — open stores	15,812	12,784	5,610	7,022

Loss from operations — open stores (d)	(4,249)	(4,623)	(1,989)	(3,491)

Selling, general & administrative expenses — closed stores	—	—	988	610

Loss from operations — retail operations (d)	$(4,249)	$(4,623)	$(2,977)	$(4,101)

Number of open stores and showrooms at end of period	52	46	19	23
Number of closed locations at end of period	—	—	27	26
Same-store-sales (c):
Percentage increase (decrease)	21%	(31)%	(e )	(e )
Number of stores	40	20

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”). SG&A — closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

c)	The same-store-sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months.

d)	Operating loss does not include our wholesale profit on the above retail net sales.

e)	Same-store-sales data is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands including eight Drexel Heritage stores, two Lane stores, one Henredon store, one Broyhill store, and seven Designer Showrooms at June 30, 2010; and it is not one of our long-term strategic initiatives to grow company-owned retail locations for these non-Thomasville brands.